Euronet Worldwide
Headquarters
3500 College Boulevard
Leawood, Kansas, 66211 USA
1-913-327-4200

Euronet Worldwide Acquires UK-based ATM Network, YourCash

Adds 5,000 ATMs across the U.K, Netherlands, Belgium and Ireland

LEAWOOD, Kansas - October 10, 2016 - Euronet Worldwide, Inc. (NASDAQ:EEFT), a leading global electronic payments provider, today announced it has completed the acquisition of U.K.-based ATM operator, YourCash Europe Limited. The acquisition includes approximately 5,000 ATMs across the U.K., Netherlands, Belgium and Ireland.

With the addition of YourCash, the combined businesses will operate independent ATM networks in 21 European countries. YourCash provides Euronet with additional experience and resources in key Western European markets and a greater access to retailers - particularly in the U.K. and Netherlands. YourCash will benefit from Euronet’s leading ATM processing capabilities, large-scale operational expertise, additional capital for ATM deployments, as well as a best-in-class technology platform which will enable more value-added products on their ATMs and diversify the value propositions to their merchant and bank partners.

“YourCash has a management team that shares our vision of bringing financial convenience to customers, and has a proven track record of delivering strong growth in new and existing markets,” said Nikos Fountas, Euronet’s Executive Vice President and Chief Executive Officer - EFT Europe. “This is a great opportunity to leverage the benefits that each organization brings to the partnership in order to expand Euronet’s ATM coverage across Europe, create additional value for all of our customers, accelerate revenue growth and achieve market synergies across the businesses.”

Jenny Campbell, CEO and principal shareholder of YourCash said, “We are excited to join the Euronet family. After years of excellent organic growth and expansion into new markets, we are excited to be able to leverage Euronet’s global scale, value added product portfolio, technology, industry expertise and financial strength to further expand our business.”

YourCash generated approximately £29.0 million in 2015 revenues and is expected to be accretive to Euronet’s Adjusted Cash Earnings per Share by approximately $0.07 - $0.08 in the first full year of operations.

Not including the ATMs of YourCash, Euronet operates nearly 26,000 ATMs across 50 countries and provides services to approximately 185,000 ATMs around the world. For more information visit www.euronetworldwide.com.

About YourCash Europe Limited

YourCash Europe is a fully independent business operating approximately 5,000 cash machines across the UK, Netherlands, Belgium and Ireland and are dedicated to offering people easy access to their cash via Link and Visa/MasterCard compliant ATMs.

Milton Keynes-based YourCash processes millions of transactions every year whilst dispensing billions of GBP and Euros to consumers via their European ATM estate. With well-established cash machine estates in the UK, Netherlands and Belgium, YourCash successfully launched their ATM proposition in the Republic of Ireland in 2016.

About Euronet Worldwide, Inc.

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 25,912 ATMs, approximately 143,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 50 countries; card software solutions; a prepaid processing network of approximately 657,000 POS terminals at approximately 303,000 retailer locations in 34 countries; and a global money transfer network of approximately 316,000 locations serving 150 countries. With corporate headquarters in Leawood, Kansas, USA, and 58 worldwide offices, Euronet serves clients in approximately 165 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Forward-Looking Statements in this Press Release

Any statements contained in this press release that concern Euronet or its management’s intentions, expectations, or predictions of future performance, including those relating to YourCash, are forward-looking statements. Euronet’s actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: Euronet’s ability to successfully integrate YourCash after the closing; YourCash’s ability to maintain its growth rates; conditions in world financial markets and general economic conditions, including economic conditions in specific countries or regions; technological developments affecting the market for Euronet's and YourCash’s products and services; the ability of Euronet and YourCash to successfully introduce new products and services; foreign currency exchange rate fluctuations; and changes in laws and regulations affecting Euronet's and YourCash’s business. These risks and other risks are described in Euronet's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting Euronet or the SEC. Any forward-looking statements made in this press release speak only as of the date of this press release. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. Euronet regularly posts important information to the investor relations section of its website.

For further information regarding this release, please contact:

Euronet Worldwide, Inc.
Stephanie Taylor
staylor@euronetworldwide.com
(913) 327-4200